                                                                    EXHIBIT 99.1
                                                                    ------------

IMMEDIATE RELEASE
CONTACT: Victoria Young


                  TALTON HOLDINGS, INC. BECOMES EVERCOM, INC.
                      AND NAMES DONALD B. "SANDY" VAELLO
                            CHIEF OPERATING OFFICER


DALLAS-(July 23, 1998)--Todd Follmer, Chairman and Chief Executive Officer, has announced Talton Holdings, Inc. has become Evercom, Inc. The name change is effective immediately and coincides with the company's move into their new 30,000 square foot headquarters in Irving, Texas.

Follmer further announced that Donald B. "Sandy" Vaello has been named Chief Operating Officer of Evercom. "Evercom represents the first major consolidation development in the correctional facilities communications industry, and opens up a world of opportunities," stated Vaello. He will be overseeing all aspects of the company in his role as COO.

From August of 1984 until June of 1989, Vaello served as Chairman and Chief Executive Officer of North American Intelecom. A public communications company he formed in 1983 to specialize in the newly deregulated coin and inmate telecommunications markets. He engineered and installed the first private inmate telephone system in 1987 at the Bexar County Detention Center in San Antonio, Texas. In 1989 Diamond Shamrock Refining and Marketing, Inc. acquired North American Intelecom and Vaello served as its Vice President of Operations. He was promoted to President and Chief Operating Officer in November of 1991, a position he held until the end of 1997 when its assets where sold to Talton Holdings.

Prior to North American Intelecom, Vaello served as Chairman, President and Chief Executive Officer of Lone Star Natural Resources, Inc. a publicly traded oil and gas exploration and production company he formed in 1979. A Canadian oil and gas investment firm acquired Lone Star Natural Resources in 1982.

Vaello joined the Petroleum and Minerals Group of Dresser Industries, Inc. after completing his military service in 1972. At Dresser he held several senior level engineering and management positions in the United States, Europe, Africa, and the Middle East. Vaello has been awarded three United States Patents covering telecommunications and petroleum technology and holds an engineering degree from the University of Texas.

Evercom, Inc. new 30,000 square foot headquarters is located in Irving, Texas (8201 Tristar Drive, Irving, Texas 75063, 972.988.3737, fax, 972.988.374,
www.evercom.com). Evercom is the largest independent provider of inmate telecommunication and information systems, serving more than 2,300 correctional facilities throughout the United States. The company is a consolidation of ten regional, independent inmate telecommunication services companies with extensive experience in servicing correctional facilities in different geographic areas. This combination of local presence and nationwide coverage makes Evercom unique in the industry. Evercom has become the recognized leader in providing comprehensive, innovative technical solutions and responsive, value-added customer service to the corrections industry.

Evercom, Inc. management team: Todd Follmer, Chairman/CEO; Sandy Vaello, COO; and Jeff Cushman, CFO.

                                     # # #

                                       2